Exhibit 23.1

                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)


Armando C. Ibarra, C.P.A.                   Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accountants


February 20, 2003

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report of February 20, 2002, on the audited financial statements of Tugboat International, Inc., as of December 31, 2002, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Armando C. Ibarra
-------------------------
ARMANDO IBARRA, C.P.A.



                      350 E. Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465